EXHIBIT 99


                              MOLEX INCORPORATED
              CORPORATE GOVERNANCE & NOMINATING COMMITTEE CHARTER
              ___________________________________________________



I.    PURPOSE

    The Corporate Governance & Nominating Committee (the "Committee") shall have the following goals and objectives:

    1. To identify individuals qualified to become members of the Company's Board of Directors (the "Board") and recommend which members should serve on its committees.

    2. To recommend to the Board which qualified candidates should be nominated to stand for election at each annual meeting of stockholders.

    3.  To monitor a process to assess Board effectiveness.

    4. To develop and implement the Company's corporate governance guidelines that comply with the applicable National Association of Securities Dealers, Inc. ("NASD") Marketplace Listing Rules ("Rules").

II.   COMPOSITION

    The Committee shall consist of no fewer than three members recommended by the Committee, and appointed by the Board annually. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the new members satisfying the criteria set forth below. Members of the Committee shall serve until their successors are appointed and qualify.

    Each member of the Committee shall satisfy the independence requirements of the NASD Rules and other appropriate laws, rules and regulations.

III.  MEETINGS

    The Committee shall meet as it deems appropriate but in no event less than two times each fiscal year. The Committee may meet and/or take action in person, via teleconference, via written consent or any other means agreed to by the Committee. The Secretary (or a duly designated person) shall prepare minutes for all meetings of the Committee to document the Committee's discharge of its responsibilities. The draft minutes shall be approved at a subsequent meeting of the Committee and shall be retained as part of the Company's corporate records.

IV.   POWERS AND AUTHORITY

    The Committee shall have the following powers and authority in discharging the responsibilities set forth in the next section:

    1. To fix it own rules of procedure, unless expressly provided in this Charter or the Company's by-laws.

    2. To retain and terminate any outside advisor or consultant as it deems necessary or appropriate, including any search firm to be used to identify director candidates, and shall have the authority to approve the consultant's fees and other retention terms.

    3.  To delegate authority to subcommittees when appropriate.

V.    RESPONSIBILITIES AND DUTIES

     The Committee shall have the following duties and responsibilities, in addition to any additional similar matters that may be referred to the Committee from time to time by the full Board or the Chairman:

    A. Review and Recommend the Size and Composition of the Board

    The Committee shall periodically review the composition and the number of members comprising the Board and make recommendations to the Board taking into the account factors it deems appropriate including the following:

       1. The independence requirements of NASD Rules and other applicable laws, rules and regulations.

       2. The number of non-management/independent directors necessary to staff the Board and its committees.

       3. The benefit of having key members of executive management of the Company serving on the Board.

       4. The time and logistics necessary to function effectively by having meaningful discussions and making timely decisions.

       5.  The skills and qualifications of the candidates.

    B. Set Board Member Qualifications

    The Committee shall develop qualification criteria for Board members. The initial qualifications are attached as Exhibit A that may be changed from time to time at the discretion of the Committee.

    C. Recommend Board Candidates

    The Committee will do the following:

       1. Actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board.

       2. Consider nominees proffered by other directors, management, employees, stockholders, consultants hired by the Committee to locate qualified candidates and such other persons as may be deemed appropriate. The Committee will create a policy and develop procedures regarding the submission of nominees by shareholders.

       3. Make recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members.

    D. Review and Recommend Director Compensation

    The Committee will review and make recommendations regarding the compensation paid to the directors by the Company both as to the amount and the form of the compensation.

    E. Recommend Composition and Functions of Board Committees

    The Committee will do the following with respect to the committees of the
Board:

       1. Recommend to the Board the number, accountability, types and functions of the different Board committees.

       2. Consider the qualifications for membership and recommend to the Board the members for each Board committee.

       3. Determine policies with regard to the rotation of directors among the committees including any limitations on the tenure a director should serve as a chairman or member of any particular committee.

    F. Review and Recommend Corporate Governance Improvements

    The Committee shall regularly review issues and developments relating to corporate governance and make recommendations to the full Board regarding how to best comply with any new laws or rules in addition to any other changes that might enhance communication with and effective representation of the Company's shareholders.

    G. Evaluate Director and Committee Performance

    The Committee will have responsibility to:

       1. establish processes for evaluating the performance of the Board, the Board committees, including this Committee.

       2. periodically oversee the evaluation of the directors of the Company and make recommendations as appropriate.

    H. Provide the Chairman of Any Executive Session

    The Chairman of the Committee shall serve as the chairman with respect to any executive sessions of the Board that involve non-management directors only and shall provide the interface between the outside directors and management.

    I. Ensure Familiarity With New Developments

    The Committee will keep abreast of any new developments pertaining to matters within the scope of the responsibilities delegated to the Committee under this charter via training, continuing education or other appropriate means.

    J. Provide Board Membership Orientation and Transition

    The Committee will work with the Board to provide orientation regarding new directors and to ensure a smooth transition as Board members approach retirement.

    K. Provide Succession Planning

    The Committee will be responsible for overseeing the succession planning process and will periodically report its recommendations to the Board.

    L. Report To the Full Board of Directors

    The Committee shall make regular reports to the Board.

    M. Amendment of the By-Laws or Committee Charter

    The Committee shall review and reassess the adequacy of the Company's by-laws and this Charter and recommend any proposed changes to the Board for approval.


                                   EXHIBIT A


             CRITERIA FOR MEMBERSHIP ON THE BOARD OF DIRECTORS


PERSONAL CHARACTERISTICS TO BE SOUGHT IN CANDIDATES FOR THE BOARD:

    1. Well regarded in the community with long-term, good reputation for highest ethical and moral standards.

    2.  Good common sense and judgment.

    3.  An independent, objective, candid and constructive approach.

    4. The ability to contribute from a diversity of perspectives including geographical, cultural and professional.

    5. A strategic perspective, an awareness of the dynamics of change and the ability to anticipate and capitalize on business opportunities.

    6. A history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions.

    7. Business and/or professional knowledge and experience applicable to the Company's business.

    8. The time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.